Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary Third Quarter 2014 Results

•	Q3 adjusted EBITDA of $112 million / net income of $0.18 per share, excluding special items

•	Strong performances once again for wood products and pulp

•	Thunder Bay pellet plant ramping up; Ignace sawmill about to start

•	Closure costs and impairment contribute to GAAP net loss of $116 million / $1.23 per share

MONTREAL, CANADA, October 30, 2014 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended September 30, 2014, excluding special items, of $17 million, or $0.18 per share, down from net income, excluding special items, of $29 million, or $0.31 per share, in the third quarter of 2013. Sales were $1.1 billion in the quarter, down $34 million, or 3%, from the third quarter of 2013.

GAAP net loss was $116 million, or $1.23 per share, compared to a net loss of $588 million, or $6.22 per share, in the third quarter of 2013 as last year’s results were significantly affected by a $619 million non-recurring, non-cash income tax charge.

“Our adjusted EBITDA improved sequentially thanks to the best lumber quarter in recent history and continued strength of market pulp,” said Richard Garneau, president and chief executive officer. “We’re building momentum in the wood products business: the Thunder Bay pellet plant is starting its ramp-up, our Ignace sawmill is about to begin its own ramp-up, and we’re on schedule with the construction of our Atikokan sawmill. Year-to-date shipments of newsprint and specialty papers outperformed industry trends, demonstrating the strength of our position, but we took some newsprint downtime in the quarter to reduce finished goods inventory. More broadly, we met our commitment to reduce finished goods inventory levels in a disciplined manner across all segments, especially pulp.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

SEGMENT OPERATING INCOME VARIANCE AGAINST PRIOR QUARTER

Market Pulp

Operating income in the market pulp segment was $21 million, $3 million less than the second quarter. The average transaction price slipped by $24 per metric ton, or 3%, to $701, mostly because of lower average prices for hardwood grades, as the market absorbs major new eucalyptus capacity. Overall shipments significantly improved from the disappointing levels of the first two quarters, up by 29,000 metric tons, or 9%, compared to the second quarter. Finished goods inventory fell by 21,000 metric tons, or 18%. The operating cost per unit (the “delivered cost”) dropped by $7 per metric ton, or 1%, despite higher maintenance costs.

Wood Products

The wood products segment generated operating income of $24 million in the quarter, a $9 million improvement over the second quarter, reaching its highest level since the 2007 start of the U.S. housing downturn. Shipments were unchanged, reflecting sustained demand despite the slow recovery in U.S. housing starts. Further to a 13% reduction in the second quarter, the company reduced finished goods inventory by an additional 19% this quarter. The average transaction price was $10 per thousand board feet higher, or 3%, reflecting an increase in market prices for both stud and random length lumber grades. The delivered cost fell by 4%, or $13 per thousand board feet, mostly because the company recognized additional tax credits in connection with infrastructure investments.

The company started the ramp-up process at its new wood pellet plant in Thunder Bay in October. The facility will produce 45,000 metric tons annually under a ten-year agreement to supply Ontario Power Generation’s Atikokan Generating Station, the largest capacity, 100% biomass-fueled, power plant in North America.

Newsprint

Operating income was $5 million in the newsprint segment this quarter, $13 million less than the second quarter. Shipments fell by 27,000 metric tons, or 4%, mostly because of market downtime and wood shortages in domestic-focused mills. Accordingly, domestic shipments represented 58% of total shipment volume, compared to 60% in the previous quarter. The average transaction price slipped by less than 1% as a result of continued price deterioration in certain export markets. The delivered cost increased by $14 per metric ton, or 2%, from the second quarter, due primarily to lower contribution from the Thunder Bay cogeneration facility as a result of a longer than expected annual outage, as well as turbine damage and lost production caused by multiple power transmission disruptions to the mill. This was partially offset by the recognition of an energy savings incentive in the U.S. southeast. Finished goods inventory fell by 19,000 metric tons, or 13%.

Specialty Papers

The specialty papers segment generated operating income of $6 million, a $9 million improvement over the second quarter. The average transaction price slipped less than 1%, which is largely due to erosion in higher-end white papers. Shipments rose by 2%, or 11,000 short tons, in this seasonally stronger quarter, especially on the higher end of the grade spectrum. The delivered cost in the quarter was $700 per short ton, down by $23 per ton, or 3%, from the previous quarter, mostly because of maintenance timing. Finished goods inventory closed the quarter up by 7% to meet the expected continuation in seasonal demand. The closure of the Laurentide mill in Shawinigan, Québec, as of mid-October will reduce annual production capacity for supercalender grades by 210,000 short tons.

CONSOLIDATED QUARTERLY OPERATING INCOME VARIANCE AGAINST YEAR-AGO PERIOD

The company recorded an operating loss of $40 million in the third quarter, compared to operating income of $36 million in the year-ago period. Overall pricing was higher as a result of a 13% increase in the average transaction price for wood products and 4% for market pulp, offset in part by 4% lower average pricing for specialty papers and 3% for newsprint. Shipments were 1% higher in both wood products and specialty papers, but they were 9% lower in market pulp, largely because of greater internal consumption of hardwood kraft pulp and market downtime in recycled bleach kraft pulp. Shipments were also 5% lower in newsprint, which reflects lower export volumes compared to the same period last year.

Overall manufacturing costs were essentially unchanged, due mainly to lower pension and other postretirement benefit expenses and the recognition of an energy savings incentive in the U.S. southeast, offset by higher natural gas prices, the write-off of stores in connection with the permanent closure of the Laurentide mill, higher wood costs and lower contribution from cogeneration facilities. The weaker Canadian dollar had a $15 million favorable effect on operating income.

The company incurred $85 million of accelerated depreciation and other closure-related costs, almost all of which are related to the Laurentide mill. It also recorded a $50 million write-down to the investment in Ponderay Newsprint Company, an unconsolidated partnership in which the company owns a 40% interest and acts as managing partner. Selling, general and administrative expenses were $3 million higher in the quarter, primarily because of allowances for doubtful accounts.

OUTLOOK

Mr. Garneau added: “We expect our Ignace sawmill to begin ramp-up before year-end, to build its production and inventory gradually in the first quarter and to continue to improve production efficiency over the course of the year. The high capacity planer mill at our new Atikokan sawmill will start to dress Ignace’s lumber in the first quarter, with the ramp-up of its own sawline scheduled to begin in the second quarter. We expect these sawmills to start generating positive earnings as early as the third quarter of next year. This is a great time to be building momentum in the wood products business, where we’ve seen sustained demand support in the market despite the slow recovery in U.S. housing starts.

The pulp market continues to adjust to major hardwood pulp capacity increases, but our outlook has turned to cautious optimism, based on the market’s resilience this year. Turning to paper, the pace of price declines in coated mechanical and supercalender grades is leveling off; we’re hopeful that recent industry capacity rationalization announcements will help to ease some of the pressure the industry experienced this year as a result of lower operating rates. In newsprint, recent demand trends are forcing us to respond with targeted market downtime initiatives, particularly at some of our Québec mills struggling with high wood costs and wood availability issues resulting from the implementation of the new forest tenure system. We remain confident that our operating platform has the scale, financial strength and cost advantage to withstand market challenges.”

EARNINGS CONFERENCE CALL

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until November 15 by dialing (800) 585-8367, conference number 19291049.

DESCRIPTION OF SPECIAL ITEMS

Special items (in millions)	Third quarter 2014	Third quarter 2013
Foreign currency translation loss (gain)	$17	$(3)
Closure costs, impairment and other related charges	85	4
Inventory write-downs related to closures	6	—
Start-up costs	1	3
Write-down of equity method investment	50	—
Other income, net	(2)	(2)
U.S. deferred income tax asset valuation allowance	—	619
Income tax effect of special items	(24)	(4)

Total	$133	$617

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives; business and operating outlook; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, the potential risks and uncertainties set forth under the heading “Risk Factors” in Part 1, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2013.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, wood products, newsprint and specialty papers. The Company owns or operates nearly 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 90 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic.

Resolute is proud to be ranked by Corporate Knights as one of Canada’s Best 50 Corporate Citizens for 2014. Corporate Knights is an organization recognized globally for its transparent and objective approach to measuring corporate sustainability performance. Resolute Forest Products and Richard Garneau, president and chief executive officer, have also been named to Canada’s Clean50, recognizing leaders who have made the greatest contributions to sustainable development or clean capitalism in Canada.

CONTACTS

Investors Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Sales	$1,096	$1,130	$3,203	$3,311
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	816	857	2,449	2,572
Depreciation and amortization	60	61	184	182
Distribution costs	134	134	388	387
Selling, general and administrative expenses	41	38	118	126
Closure costs, impairment and other related charges (1)	85	4	147	56
Net gain on disposition of assets	—	—	(2)	(2)

Operating (loss) income	(40)	36	(81)	(10)

Other (expense) income:
Interest expense	(12)	(12)	(35)	(39)
Other (expense) income, net (2)	(65)	5	(58)	(42)

(Loss) income before income taxes	(117)	29	(174)	(91)
Income tax benefit (provision)	1	(617)	8	(546)

Net loss including noncontrolling interests	(116)	(588)	(166)	(637)
Net (income) loss attributable to noncontrolling interests	—	—	(2)	1

Net loss attributable to Resolute Forest Products Inc.	$(116)	$(588)	$(168)	$(636)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(1.23)	$(6.22)	$(1.78)	$(6.72)
Diluted	(1.23)	(6.22)	(1.78)	(6.72)
Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	94.6	94.6	94.6	94.7
Diluted	94.6	94.6	94.6	94.7

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$265	$322
Accounts receivable trade, net	528	536
Accounts receivable other	85	98
Inventories, net	563	529
Deferred income tax assets	31	32
Other current assets	79	45

Total current assets	1,551	1,562

Fixed assets, net	2,098	2,289
Amortizable intangible assets, net	63	66
Deferred income tax assets	1,174	1,266
Other assets	150	202

Total assets	$5,036	$5,385

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$550	$533
Current portion of long-term debt	1	2
Deferred income tax liabilities	32	32

Total current liabilities	583	567

Long-term debt, net of current portion	597	597
Pension and other postretirement benefit obligations	1,094	1,294
Deferred income tax liabilities	5	26
Other long-term liabilities	63	62

Total liabilities	2,342	2,546

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,754	3,751
Deficit	(760)	(592)
Accumulated other comprehensive loss	(253)	(271)
Treasury stock at cost	(61)	(61)

Total Resolute Forest Products Inc. shareholders’ equity	2,680	2,827
Noncontrolling interests	14	12

Total equity	2,694	2,839

Total liabilities and equity	$5,036	$5,385

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss including noncontrolling interests	$(166)	$(637)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	3	5
Depreciation and amortization	184	182
Closure costs, impairment and other related charges	139	47
Inventory write-downs related to closures	10	5
Deferred income taxes	(9)	546
Net pension contributions and other postretirement benefit payments	(128)	(65)
Net gain on disposition of assets	(2)	(2)
Loss on translation of foreign currency denominated deferred income taxes	63	53
Gain on translation of foreign currency denominated pension and other postretirement benefit obligations	(51)	(52)
Gain on forgiveness of note payable	—	(12)
Net loss on extinguishment of debt	—	59
Net planned major maintenance payments	(1)	(6)
Write-down of equity method investment	50	—
Dividends received from equity method investees in excess of income	2	5
Changes in working capital:
Accounts receivable	35	(8)
Inventories	(44)	12
Other current assets	(10)	(5)
Accounts payable and accrued liabilities	—	(5)
Other, net	5	(12)

Net cash provided by operating activities	80	110

Cash flows from investing activities:
Cash invested in fixed assets	(142)	(124)
Disposition of assets	6	4
Proceeds from insurance settlements	—	4
Decrease in restricted cash	1	3
Decrease in deposit requirements for letters of credit, net	2	—

Net cash used in investing activities	(133)	(113)

Cash flows from financing activities:
Issuance of long-term debt	—	594
Premium paid on extinguishment of debt	—	(84)
Payments of debt	(1)	(497)
Payments of financing and credit facility fees	(1)	(9)
Dividend to noncontrolling interest	—	(1)
Contribution of capital from noncontrolling interest	—	8

Net cash (used in) provided by financing activities	(2)	11

Effect of exchange rate changes on cash and cash equivalents	(2)	—

Net (decrease) increase in cash and cash equivalents	(57)	8
Cash and cash equivalents:
Beginning of period	322	263

End of period	$265	$271

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 3 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three months ended September 30, 2014 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(40)	$(116)	$(1.23)

Adjustments for special items:
Foreign currency translation loss	—	17	0.18
Closure costs, impairment and other related charges	85	85	0.90
Inventory write-downs related to closures	6	6	0.06
Start-up costs	1	1	0.01
Write-down of equity method investment	—	50	0.53
Other income, net	—	(2)	(0.02)
Income tax effect of special items	—	(24)	(0.25)

GAAP as adjusted for special items	$52	$17	$0.18

Three months ended September 30, 2013 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$36	$(588)	$(6.22)

Adjustments for special items:
Foreign currency translation gain	—	(3)	(0.03)
Closure costs, impairment and other related charges	4	4	0.04
Start-up costs	3	3	0.04
Other income, net	—	(2)	(0.02)
U.S. deferred income tax asset valuation allowance	—	619	6.54
Income tax effect of special items	—	(4)	(0.04)

GAAP as adjusted for special items	$43	$29	$0.31

Nine months ended September 30, 2014 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(81)	$(168)	$(1.78)

Adjustments for special items:
Foreign currency translation loss	—	14	0.15
Closure costs, impairment and other related charges	147	147	1.55
Inventory write-downs related to closures	10	10	0.11
Start-up costs	2	2	0.02
Net gain on disposition of assets	(2)	(2)	(0.02)
Write-down of equity method investment	—	50	0.53
Other income, net	—	(6)	(0.06)
Income tax effect of special items	—	(37)	(0.39)

GAAP as adjusted for special items	$76	$10	$0.11

Nine months ended September 30, 2013 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(10)	$(636)	$(6.72)

Adjustments for special items:
Foreign currency translation loss	—	9	0.10
Closure costs, impairment and other related charges	56	56	0.59
Inventory write-downs related to closures	5	5	0.05
Start-up costs	31	31	0.33
Net gain on disposition of assets	(2)	(2)	(0.02)
Net loss on extinguishment of debt	—	59	0.62
Transaction costs	5	5	0.05
Other income, net	—	(26)	(0.27)
U.S. deferred income tax asset valuation allowance	—	619	6.54
Income tax effect of special items	—	(45)	(0.48)

GAAP as adjusted for special items	$85	$75	$0.79

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 3 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three months ended September 30, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$5	$6	$21	$24	$(172)	$(116)
Interest expense					12	12
Income tax benefit					(1)	(1)
Depreciation and amortization	17	20	13	8	2	60

EBITDA	22	26	34	32	(159)	(45)

Foreign currency translation loss					17	17
Closure costs, impairment and other related charges					85	85
Inventory write-downs related to closures					6	6
Start-up costs					1	1
Write-down of equity method investment					50	50
Other income, net					(2)	(2)

Adjusted EBITDA	$22	$26	$34	$32	$(2)	$112

Three months ended September 30, 2013 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$13	$14	$21	$—	$(636)	$(588)
Interest expense					12	12
Income tax provision					617	617
Depreciation and amortization	18	19	13	9	2	61

EBITDA	31	33	34	9	(5)	102

Foreign currency translation gain					(3)	(3)
Closure costs, impairment and other related charges					4	4
Start-up costs					3	3
Other income, net					(2)	(2)

Adjusted EBITDA	$31	$33	$34	$9	$(3)	$104

Nine months ended September 30, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$8	$(21)	$53	$51	$(257)	$(166)
Interest expense					35	35
Income tax benefit					(8)	(8)
Depreciation and amortization	52	64	39	24	5	184

EBITDA	60	43	92	75	(225)	45

Foreign currency translation loss					14	14
Closure costs, impairment and other related charges					147	147
Inventory write-downs related to closures					10	10
Start-up costs					2	2
Net gain on disposition of assets					(2)	(2)
Write-down of equity method investment					50	50
Other income, net					(6)	(6)

Adjusted EBITDA	$60	$43	$92	$75	$(10)	$260

Nine months ended September 30, 2013 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$21	$24	$26	$32	$(740)	$(637)
Interest expense					39	39
Income tax provision					546	546
Depreciation and amortization	54	57	39	27	5	182

EBITDA	75	81	65	59	(150)	130

Foreign currency translation loss					9	9
Closure costs, impairment and other related charges					56	56
Inventory write-downs related to closures					5	5
Start-up costs					31	31
Net gain on disposition of assets					(2)	(2)
Net loss on extinguishment of debt					59	59
Transaction costs					5	5
Other income, net					(26)	(26)

Adjusted EBITDA	$75	$81	$65	$59	$(13)	$267

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three and nine months ended September 30, 2014 and 2013 were comprised of the following:

(Unaudited, in millions)	Impairment of Assets (2)	Accelerated Depreciation	Pension Plan Curtailment Loss	Severance and Other Costs	Total
Permanent closures:
Laurentide, Québec paper mill (1)
Third quarter	$–	$65	$–	$16	$81
First nine months	–	65	–	16	81
Paper machine in Catawba, South Carolina
Third quarter	–	–	–	–	–
First nine months	–	45	–	1	46
Pulp and paper mill in Fort Frances, Ontario
Third quarter	–	–	–	–	–
First nine months	–	–	–	8	8
Paper machine in Iroquois Falls, Ontario
Third quarter	–	–	–	–	–
First nine months	–	3	–	–	3
Other
Third quarter	3	–	–	1	4
First nine months	9	–	–	–	9

Total
Third quarter 2014	$3	$65	$–	$17	$85
First nine months 2014	9	113	–	25	147

Third quarter 2013	$–	$–	$2	$2	$4
First nine months 2013	–	44	1	11	56

(1)	On October 13, 2014, we permanently closed our Laurentide paper mill, following the announcement made on September 2, 2014.

(2)

We recorded long-lived asset impairment charges of $1 million and $6 million for the three and nine months ended September 30, 2014, respectively, related to our recycling assets to reduce the carrying value of the assets to fair value less costs to sell.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

2.	Other (expense) income, net for the three and nine months ended September 30, 2014 and 2013 was comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2014	2013	2014	2013
Foreign exchange (loss) gain	$(17)	$3	$(14)	$(9)
Write-down of equity method investment (1)	(50)	–	(50)	–
Net loss on extinguishment of debt	–	–	–	(59)
Gain on forgiveness of note payable	–	–	–	12
Gain on liquidation settlement	–	3	–	12
Miscellaneous income (expense)	2	(1)	6	2

	$(65)	$5	$(58)	$(42)

(1)

During the three months ended September 30, 2014, we recorded charges of $50 million as a result of the write-down of our investment in Ponderay Newsprint Company, a partnership in which we have a 40% interest, to reduce the carrying value of the investment to fair value, which was determined using the discounted cash flow method.

3.	Tables represent a reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share (“EPS”), in each case adjusted for special items, as well as EBITDA and adjusted EBITDA, in each case by reportable segment. We believe that these measures are useful because they allow the reader to more easily compare our ongoing operations, financial performance, and EPS from period to period. They are also consistent with the indicators management uses internally to measure our performance. These non-GAAP measures should be considered in addition to and not a substitute for measures of financial performance calculated and presented in accordance with GAAP in our Consolidated Statement of Operations in our filings with the Securities and Exchange Commission. Consequently, readers should rely on GAAP operating income (loss), operating income (loss) by reportable segment, net income (loss) and EPS. Non-GAAP measures included in our press release include:

Operating income (loss) adjusted for special items – is defined as operating income (loss) from our Consolidated Statements of Operations excluding special items, such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, transaction costs and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

Net income (loss) adjusted for special items – is defined as net income (loss) from our Consolidated Statements of Operations excluding the same items as under operating income (loss) adjusted for the special items, in addition to the effects of foreign currency translation, net loss on extinguishment of debt, write-down of equity method investment, other income (expense) and U.S. deferred income tax asset valuation allowance.

EPS adjusted for special items – is defined as diluted EPS calculated based on the net income (loss) adjusted for special items as described above.

EBITDA by reportable segment – is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to each of our reportable segments (newsprint, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” and adjusted for depreciation and amortization. EBITDA for the corporate and other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after the allocation to reportable segments, adjusted for interest expense, income taxes and depreciation and amortization.

Adjusted EBITDA – is defined as EBITDA excluding the special items described above.